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                                                                    EXHIBIT 13.1


                                 RHODES, INC.
                                   PART II
                              OTHER INFORMATION


Item 2.  Changes in Securities


        On January 12, 1996, the Company entered into a loan and security agreement with Wachovia Bank of Georgia, N.A. ("Wachovia") and the Fleet Capital Corporation, which provides a term loan of $20 million and a revolving credit facility of the lesser of $45 million or 50% of eligible inventory. The loan and security agreement replaces the Company's prior banking borrowing facility, expires January 12, 1999 and is secured by substantially all of the inventory of the Company. In accordance with the loan and security agreement, the Company may not declare or pay any dividends without the consent of Wachovia, and the Company must maintain certain minimum cash flow levels, fixed charge coverage and leverage ratios and consolidated net worth levels.



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